An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

THE CHOSEN, LLC
4 S 2600 W, Suite 5
Hurricane, Utah 84737
(435) 635-7262

Class A Preferred Units of Membership Interest
$13,000,000 Maximum Offering Amount (13,900,000 Class A Units)

The Chosen, LLC, a Utah limited liability company, referred to herein as our Company, is offering a maximum of $13,000,000 in Class A preferred units of its membership interest, which we refer to as the Units (the "Offering"). The Company is offering the Units for a base purchase price of $1.00 per Unit; provided, however, the Company will issue bonus Units to investors who purchase Units in the early tranches of the Offering as follows: (i) investors who purchase in the first tranche of 3,000,000 Units sold pursuant to this Offering will receive a 15.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.87; (ii) investors who purchase in the second tranche of 3,000,000 Units sold will receive a 10.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.91; (iii) investors who purchase in the third tranche of 3,000,000 Units sold will receive a 5.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.95; and (iv) investors who purchase the final tranche of 4,000,000 Units will pay the base purchase price equal to $1.00 per Unit.  In the event two or more tranches overlap for a single subscription agreement, the overlapping investor will receive a partial bonus for each tranche in which such investor subscribed for Units (for example, if an investor invests $1,000 at a point in the Offering when 2,999,600 Units have already been sold in the 15% bonus tranche, then $400 of the investment would be attributed to the 15% bonus tranche (60 Units) and the remaining $600 of the investment would be attributed to the 10% bonus tranche (60 Units), resulting in a total bonus of 120 Units). This offering will terminate on the earliest to occur of (i) the date on which we sell the maximum number of Units, or the Maximum Offering Amount, or (ii) twelve (12 months) from the date of qualification of this offering. We refer to either of these two dates as the Termination Date. The initial closing date will occur at the Company’s sole discretion and may be any date after the Company has received and accepted subscriptions and before the Termination Date. If, on the initial closing date, we have sold less than the Maximum Offering Amount, then we will hold one or more additional closings for additional sales, up to the Maximum Offering Amount, through the Termination Date. For the initial closing and each subsequent additional closing, proceeds for subscriptions from purchasers of the Units in Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington and proceeds for subscriptions over $2,500 must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions set forth on the Offering's website at www.thechosen.tv. Such funds will be kept in a non-interest bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less from purchasers of the Units in all jurisdictions (including Canada and Puerto Rico) other than Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at www.thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Upon each closing of this Offering, the proceeds for the Offering will be distributed to the Company and the Units will be issued to the investors. If a closing of the Offering does not occur for any reason, the proceeds from such closing will be promptly returned to investors without interest. The base purchase price per Unit is $1.00 and the minimum purchase requirement is 100 Units ($100); however, we can waive the minimum purchase requirement in our sole discretion.

	Price to Public (1)	Underwriting Discounts, Commissions and Expense Reimbursements(2)	Proceeds to Company (3)	Proceeds to Other Persons
Per Unit:	$0.94	$0.10	$0.84	$0.00
Maximum Offering Amount:	$13,000,000	$130,000	$12,870,000	$0.00

(1)
Amounts shown have been calculated to reflect the average purchase price per Unit to be paid by investors, accounting for the bonus Units to be issued to early investors, and assuming the Maximum Offering Amount is sold.
(2)
The Units will be offered to prospective investors on a best efforts basis by Cambria Capital, LLC, or our broker-dealer, a member firm of the Financial Industry Regulatory Authority, or FINRA, in the following states only: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington. Our broker-dealer will receive selling commissions of 1.00% of the offering proceeds attributable to the sale of the Units in the states listed above, which are the only states in which the broker-dealer has been engaged to sell the Units; however, amounts shown have been calculated as if all sales are made in such states. In all other states offers and sales will be made directly by the Issuer.
(3)
The Company intends to use up to $741,000 of the gross proceeds of the Offering for estimated offering expenses, including legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this Offering, and transfer agent fees. The estimated offering expenses also include a $600,000 payment to VidAngel pursuant to the consulting agreement with VidAngel. See the “PLAN OF DISTRIBUTION – VidAngel Consulting and Coordination Agreement” section of this Offering Circular for a more detailed description of the consulting agreement with VidAngel.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Units is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR THE COMMISSION, DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

 This Offering Circular is following the offering circular format described in Part II of Form 1-A.

i

SUMMARY

This summary of the Offering Circular highlights material information contained elsewhere in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to your decision of whether to invest in the Units. To understand this offering fully, you should read the entire Offering Circular carefully, including the Risk Factors section. The use of the words “we,” “us,” “the Company,” or “our” refers to THE CHOSEN, LLC and our subsidiaries, except where the context otherwise requires. The term “Operating Agreement” refers to our Company’s Amended and Restated Limited Liability Company Agreement dated March 6, 2018.

The CHOSEN, LLC, a Utah limited liability company, is an independent television and film production company formed on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”). The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life.

We intend to use the proceeds from this offering to fund the development and production of the first season (“Season 1”) of The Chosen. We anticipate Season 1 of the Series will contain eight episodes. We have projected that Season 1 will cost approximately $8.1 million and will take approximately three months to produce. The Series is based upon the story ideas and concepts of Dallas Jenkins, an owner and founder of the Company. Mr. Jenkins assigned all intellectual property related to the stories of The Chosen to us in exchange for 49% of the common units of our membership interest, which we refer to as Common Units. Mr. Jenkins subsequently assigned his Common Units to our Manager.

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to an Assignment and Assumption Agreement between the Company and Creatus, LLC.

The Series is intended to be distributed through online video streaming services, television and home video. The Company has entered into a license agreement with VidAngel, Inc. (“VidAngel”) providing VidAngel with (i) a nationwide exclusive license to exploit the Series through any and all media for a period of one year, (ii) a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated) and (iii) a nationwide exclusive perpetual license to exploit the Series through subscription-video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated). Pursuant to the license agreement, twenty-five percent (25%) of VidAngel’s revenues from the exploitation of video-on-demand and subscription-video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to forty percent (40%) of the net profits attributable to the Series based on the number of hours the Series was viewed by VidAngel’s customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

As of the initial closing of this offering, our Company will have two classes of membership interests, the Units and the Common Units. There are currently 13,900,000 Common Units and no Units outstanding. The Chosen Productions, LLC, our sole manager (the “Manager”), holds all of the outstanding Common Units. Purchasers of our Units will become Members in our Company with respect to their ownership of Units. Upon investors’ receipt of Units purchased in this offering, they will become bound by our Operating Agreement. Our Operating Agreement governs the various rights and obligations of our Members.

Securities Offered

We are offering a maximum of 13,900,000 ($13,000,000) of our Units in this offering for a base purchase price of $1.00 per Unit and with a minimum investment amount of $100 (100 Units); however, we can waive the minimum purchase requirement in our sole discretion. The Company will issue bonus Units to investors who purchase Units in the early tranches of the Offering as follows: (i) investors who purchase in the first tranche of 3,000,000 Units sold pursuant to this Offering will receive a 15.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.87; (ii) investors who purchase in the second tranche of 3,000,000 Units sold will receive a 10.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.91; (iii) investors who purchase in the third tranche of 3,000,000 Units sold will receive a 5.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.95; and (iv) investors who purchase the final tranche of 4,000,000 Units will pay the base purchase price equal to $1.00 per Unit.  In the event two or more tranches overlap for a single subscription agreement, the overlapping investor will receive a partial bonus for each tranche in which such investor subscribed for Units (for example, if an investor invests $1,000 at a point in the Offering when 2,999,600 Units have already been sold in the 15% bonus tranche, then $400 of the investment would be attributed to the 15% bonus tranche (60 Units) and the remaining $600 of the investment would be attributed to the 10% bonus tranche (60 Units), resulting in a total bonus of 120 Units). This offering will terminate on the earliest to occur of (i) the date on which we sell the maximum number of Units, or the Maximum Offering Amount, or (ii) twelve (12 months) from the date of qualification of this offering. We refer to either of these two dates as the Termination Date. The initial closing will occur at the Company’s discretion on any date after the Company has received and accepted subscriptions and before the Termination Date. If on the initial closing date we have sold less than the Maximum Offering Amount, we will hold one or more additional closings in our sole discretion for additional sales up to the Maximum Offering Amount until the Termination Date. For each closing, proceeds for subscriptions over $2,500 and proceeds for subscriptions from purchasers of the Units in Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Such funds will be kept in a non-interest bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less from purchasers of the Units in all jurisdictions (including Canada and Puerto Rico) other than Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at www.thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Units for such closing will be issued to investors.  If a closing does not occur for any reason, the proceeds for such closing will be promptly returned to investors, without interest and without deduction.

The Company is offering its Units through our Offering’s website: www.thechosen.tv. This Offering Circular will be furnished to prospective investors at www.thechosen.tv via download at any time. The offers and sales of our Units will be made on a “best efforts” basis by Cambria Capital, LLC, a broker-dealer who is a member of FINRA in the following states only: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington. The broker-dealer, will receive selling commissions equal to 1.00% of the gross proceeds of the Offering attributable to the states in which the broker-dealer sells the Units.

Purchasers of Units will become Members of our Company. Our Units are membership interests of preferred equity. The Company must make distributions, pro rata amongst the holders of the Units, equal to 120% of the purchase price of the Units in this offering (the “Preferred Threshold”) before holders of the Common Units will receive any distributions. Subsequent to the distribution of the Preferred Threshold, distributions, if any, will be made pro rata amongst the holders of the Units and Common Units.

Other than the above described preferred distribution rights, the Units hold no preference in any other respect, whether economic, voting or otherwise to the Common Units. Holders of Units and of Common Units, which we refer to collectively as Membership Units, will vote collectively on all matters on which the Members vote. Each Membership Unit will receive one vote.

The preferred distribution rights of the Units are not a guaranty of any distribution. Any distribution to be made is subject to our available cash flow and the discretion of our Manager. The order and priority of our distributions is further described in “SECURITIES BEING OFFERED – Distributions.”

Management

We are a manager-managed limited liability company. Pursuant to our Operating Agreement, we have one initial manager, The Chosen Productions, LLC (the “Manager”). The Manager is responsible for the day-to-day management of our business and affairs, subject only to the rights of our members to vote on certain major decisions as described below. See “SECURITIES BEING OFFERED – Description of our Operating Agreement.” Approval of a majority of the Membership Units present and voting at a duly called and held meeting of our Members at which a quorum is present will be required before we may take any of the following actions with respect to our Company:

(i)
The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;
(ii)
The merger of the Company with another limited liability company or limited partnership;
(iii)
The merger of the Company with a corporation or a general partnership or other person;
(iv)
The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;
(v)
The decision to change the tax election status of the Company; and
(vi)
Any other transaction described in the Operating Agreement as requiring the vote, consent, or approval of the Members.

Members holding a majority of Membership Units as of the record date of any meeting and entitled to vote at such meeting will constitute a quorum for the transaction of business. Any action that may be taken at a meeting may also be taken by written consent the members holding the percentage of Membership Units required to take such action assuming all eligible Units were in attendance and voting at the meeting.

The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the then outstanding Membership Units in the Company. Derral Eves is the manager of our Manager, which has exclusive power, authority and discretion to control the business, property and affairs of the Company. The Manager holds all of the Common Units and thereby has the power to vote all of the Common Units for matters that require the vote of the Members.

Taxation

We intend to elect to be taxed as a subchapter C corporation effective as of the 2018 fiscal year, and, as such, we will be required to pay federal income tax at the corporate tax rates on our taxable income.

Summary Risk Factors

●
The Company has no operating history upon which an Investor can base an investment decision.

●
The Company is new and faces all of the risks of a start-up company.

●
The Company’s actual operating results may differ from its initial estimates.

●
The Company’s operating results may fluctuate significantly.

●
Investors will bear substantially all of the risk of cash loss if Season 1 is unsuccessful.

●
The Company’s success depends on external factors in the feature film industry.

●
The success of the Company and Season 1 depends on the Company’s ability to raise sufficient funds for production.

●
The Company’s success depends entirely on one television series.

●
Substantial delays between the completion of this Offering and the production of Season 1 may cause the Company’s expenses to be increased and it may take the Company longer to generate revenues.

●
Budget overruns may adversely affect the Company’s business.

●
If the Company is unable to finish production for Season 1, it will have incurred expenses and would be unable to return the investors’ entire investment.

●
The VidAngel licensing agreement gives VidAngel exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

●
There can be no assurance that the Company will attract any distributors in addition to VidAngel for Season 1 or that once the Company delivers Season 1 to any such distributor that such distributor will adequately promote and exploit Season 1.

●
There can be no assurance that the Company will be able to compete in the television and film production industry and its lack of diversification may make it vulnerable to oversupply in the market.

●
Technological advances may reduce demand for television series.

●
The Company’s success depends on protecting its intellectual property.

●
The Company will depend heavily on its Manager.

●
Because the Company was founded in anticipation of this Offering as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

●
The Company faces inherent international trade risks that may have a material adverse effect on its business.

●
The Company’s revenues are vulnerable to currency fluctuations.

●
The offering price of the Units has been arbitrarily determined.

●
There is no public market for the Units and such securities are subject to certain restrictions on transfer.

Interest of Management and Related Parties

The Manager will not receive any remuneration for acting as our manager. The Manager owns 13,900,000 of our outstanding Common Units representing all of our outstanding Membership Units as of the date of this Offering Circular.

Reporting Requirements under Tier II of Regulation A

Following this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our Units is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in our Units should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase our Units. To the best of our knowledge, we have included all material risks to investors in this section.+

History of Operations – The Company has no operating history upon which an Investor can base an investment decision.

The Company is an early stage television and film development and production company in which investors may lose their entire investment. The Company was formed on October 24, 2017 for a single purpose, to develop and produce an eight episode miniature television series entitled “The Chosen.” The Company has only engaged in start-up activities. Because it has no operating history, the Company is unable to provide investors with significant data upon which an evaluation can be made of the Company’s prospects and an investment in its securities.

The Company cannot be certain that its business plan or Season 1 of the Series will develop or that production will be successful. As a start-up company, the Company will be particularly susceptible to the risks and uncertainties described in these risk factors and will be more likely to incur expenses associated with addressing them.

The Company cannot assure investors that it will be able to achieve any of its objectives, generate sufficient revenues to achieve or sustain profitability or compete successfully in the television and film production industry.

New Company – The Company is new and faces all of the risks of a start-up company.

The Company will encounter challenges and difficulties frequently experienced by early-stage companies, including difficulties and delays frequently encountered in commencement of operations, operational difficulties and potential underestimation of initial and ongoing costs.

Actual Operating Results May Differ from Estimates – The Company’s actual operating results may differ from its initial estimates.

The Company’s operating results depend on production costs, public tastes and promotion success. The Company expects to generate its future revenues from the distribution and exploitation of the Series and the rights therein. The Company’s future revenues will depend on getting the Series produced and into distribution, upon the timing and the level of market acceptance of the Series, as well as upon the ultimate cost to produce, distribute and promote it. The revenues derived from the distribution of the Series depend primarily on its acceptance by the distributors and then by the public, which cannot be predicted and does not necessarily bear a direct correlation to the production costs incurred. The commercial success of the Series will also depend upon terms and condition of its distribution, promotion and marketing and certain other factors. Accordingly, the Company’s revenues are, and will continue to be, extremely difficult to forecast.

Revenues – Revenues for Season 1 are likely to decrease over time.

Even if the Company is successful in creating, distributing and marketing the Series, revenues for Season 1 will likely decrease over time as subsequent seasons of the Series are released.

Dilution – Investors may experience dilution in the future if the Company issues additional units of membership interest.

If Season 1 is successful, the Company may, in the sole discretion of the Manager, issue additional units of membership interest in the Company to raise additional capital to fund subsequent seasons of the Series. Any such issuance would dilute the percentage interest of investors in our Company, including investors in this Offering.

Jurisdiction – Any claims in connection with the Operating Agreement are subject to the exclusive jurisdiction of Utah courts.

Once the Members have been issued Units and become bound by our Operating Agreement, the Members submit to the exclusive jurisdiction of state and federal courts sitting in Utah in any action on a claim arising out of, under, or in connection with the Operating Agreement or the transactions contemplated by the Operating Agreement, provided such claim is not required to be arbitrated pursuant to the terms of the Operating Agreement. The parties to the Operating Agreement must make every effort to resolve any controversy or dispute arising out of the Operating Agreement and may elect a third party agreed to by both the Members and the Manager to resolve in arbitration disputes regarding the interpretation of the provisions of the Operating Agreement or the action or inaction of any Member and/or the Manager under the Operating Agreement. No action based upon any claim arising out of or related to the Operating Agreement may be instituted in any court by any Member except (a) an action to compel arbitration mandated by the terms of the Operating Agreement or (b) an action to enforce an award obtained in an arbitration proceeding mandated by the terms of the Operating Agreement.

Fluctuations in Operations – The Company’s operating results may fluctuate significantly.

The Company expects that its future operating results will fluctuate significantly as a result of, among other factors:

●
The timing of domestic and international releases of Season 1;

●
The success of Season 1;

●
The release of competitors’ television series and film productions into the market at or near the same time the Series is released;

●
The costs to distribute and promote Season 1;

●
The success of attracting influential distributors and the success of such distributors in marketing and exploiting the Series;

●
The timing of receipt of proceeds generated by Season 1 by distributors;

●
The timing and magnitude of operating expenses and capital expenditures;

●
The level of un-reimbursed production costs in excess of budgeted maximum amounts; and

●
General economic conditions, including continued slowdown in advertiser spending.

As a result, the Company believes that its results of operations may fluctuate significantly, and it is possible that the Company’s operating results could be below the expectations of investors.

Risk of Cash Loss – Investors will bear substantially all of the risk of cash loss if Season 1 is unsuccessful.

The production of Season 1 will be financed entirely through funds raised from investors in this Offering. This means that if Season 1 is unsuccessful and is unable to generate revenues, investors will bear substantially all of the economic risk.

Dependence on External Factors – The Company’s success depends on external factors in the television and film production industry.

Operating in the television and film production industry involves a substantial degree of risk. Each production is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. The commercial success of a production also depends upon the quality and acceptance of other competing productions released into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty. The Company’s success will depend on the experience and judgment of its management in producing the Series. There can be no assurance that the Series will reach the marketplace or that it will obtain favorable ratings or reviews once it does.

VidAngel Chapter 11 Reorganization – The distribution of Season 1 may be adversely impacted by VidAngel’s Chapter 11 reorganization.

VidAngel, Inc. has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Utah. If the Chapter 11 reorganization renders VidAngel unable to perform its obligations under the license agreement between the Company and VidAngel for the distribution of Season 1, the Company will be released from the agreement and will be able to contract with other distributors for the distribution of the Series. However, there is no guarantee any subsequent license agreement will include terms as favorable to the Company as the license agreement with VidAngel. Additionally, the distribution of Season 1 may be delayed until the Company has entered an agreement with a distributor.

VidAngel Chapter 11 Reorganization – The amount of capital raised pursuant to this Offering may be adversely affected by VidAngel’s Chapter 11 reorganization.

If VidAngel’s Chapter 11 reorganization renders it unable to provide consulting and advisory services for this Offering pursuant to the Consulting and Coordination Agreement between the Company and VidAngel, the Company may be unable to raise as much capital from this Offering as anticipated, which could delay or halt the production, marketing and distribution of Season 1.

Failure to Raise Funds for Production – The success of the Company and Season 1 depends on the Company’s ability to raise sufficient funds to complete production of Season 1.

The Company’s success will depend entirely upon a single television series. If Season 1 is neither completed nor commercially successful, the Company will have no alternate sources of revenue. The Company anticipates that the proceeds from the Offering will be sufficient for it to complete principal photography and post-production of Season 1. However, since no minimum amount is required to be raised in this Offering, we can give you no assurance the amount raised will be sufficient to complete production of Season 1. The Company will have access to the proceeds of the Offering before the Termination Date to begin the most significant production activities in connection with making Season 1 including, among other things, contracting with the key talent and commencing principal photography. However, if the Company fails to raise sufficient funds to complete production, it will either (i) have to reduce the size of the Season 1 budget accordingly, which may have an impact on the quality of Season 1 and/or the likelihood of its commercial success upon its completion, (ii) have to raise additional financing from outside sources to complete production of Season 1 and no assurance can be given as to the availability of such financing on terms acceptable to the Company or at all, or (iii) be unable to complete post-production of Season 1. The occurrence of any of the foregoing would likely have a material adverse effect on the Company and your investment.

Failure to Raise Funds for Marketing -- If the Company fails to raise sufficient funds for the marketing of Season 1, the distribution of Season 1 will be delayed.

If the Company fails to raise sufficient proceeds from the Offering to fund the marketing of Season 1, the Company will have to raise additional financing from outside sources to market Season 1 and no assurance can be given as to the availability of such financing on terms acceptable to the Company or at all. As a result, if the Company fails to raise sufficient proceeds to fund the marketing of Season 1, the distribution of Series 1 may be delayed until the Company has generated sufficient operating revenues to be able to market Series 1.

Diversification – The Company’s success depends entirely on one television series.

The most common way to diversify risk in the television and film production industry is by producing groups of productions, as done by the major production companies. This diversification reduces the impact of a single production’s commercial success or failure on a company’s overall financial health. Due to financial limitations, however, most television series are produced as individual projects and that is the case with Season 1 of the Series. The Company plans to produce one project so there will be no risk diversification for investors in the event that Season 1 is not successful.

Delays – Substantial delays between the completion of this Offering and the production of Season 1 may cause the Company’s expenses to be increased and it may take the Company longer to generate revenues.

The Company cannot be certain when it will begin production of Season 1. The Manager and others, including any actor playing a leading role, will need to complete, delay or abandon other potential obligations before production on Season 1 begins. While the Company intends on beginning production of Season 1 as soon as practical after sufficient proceeds are raised, the Company has no way of predicting exactly when it will raise sufficient capital from the Offering to begin production of Season 1. Therefore, the Company has no way to predict the availability of its principal cast and creative staff. In addition, other considerations such as the weather conditions of the location the Company chooses to utilize when production begins mean the timing of the commencement of the principal photography phase is difficult to predict.

Budget Overruns – Budget overruns may adversely affect the Company’s business.

Actual production costs may exceed their budget, sometimes significantly. Risks, such as labor disputes, death or disability of star performers, rapid high technology changes relating to special effects, or other aspects of production, such as shortages of necessary equipment, damage to film negatives, master tapes and recordings, or adverse weather conditions, may cause cost overruns and delay or frustrate completion of a production. If Season 1 incurs substantial budget overruns, the Company may have to seek additional financing from outside sources to complete production of the film. No assurance can be given as to the availability of such financing on terms acceptable to the Company. In addition, if a production incurs substantial budget overruns, there can be no assurance that such costs will be recouped, which could have a significant adverse impact on the Company’s business, results of operations or financial results.

Completion – If the Company is unable to finish production for Season 1, it will have incurred expenses and would be unable to return the investors’ entire investment.

If the Company cannot itself complete production of Season 1, the Company would be unable to return to investors the entire amount of their investment, if any.

VidAngel Licensing Agreement – The VidAngel licensing agreement gives VidAngel exclusive rights to distribute the series through on-demand and subscription on-demand services, and, as a result, if VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

VidAngel, Inc. holds a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for one-year increments) and a nationwide exclusive perpetual license to exploit the Series through subscription-video-on-demand services. Although VidAngel has a financial interest in the success of the Series, there is no guarantee that VidAngel will perform its obligations pursuant to the licensing agreement in a manner that will result in the successful distribution of the Series through video-on-demand services. If VidAngel is unsuccessful, the Company may have lost a significant potential source of revenue.

Additional Distributors – There can be no assurance that the Company will attract any distributors in addition to VidAngel, Inc. for Season 1.

There can be no assurance that any distributors in addition to VidAngel, Inc. will contract with the Company to distribute Season 1 either based on the Series itself or on other considerations such as the materials already being distributed by such distributor. Further, decisions regarding the timing of release and promotional support of television series are important in determining the success of a particular television series.  As with most production companies which rely on others to distribute productions, the Company will not solely control the timing and manner in which its distributors will distribute the Series. Although any distributor the Company uses may have a financial interest in the success of Season 1, any decision by its distributors not to distribute or promote Season 1 or to promote a competitor’s productions to a greater extent than it promotes the Company’s could have a material adverse affect on the Company’s business, results of operations or financial condition.

Competition – There can be no assurance that the Company will be able to compete in the television production industry and its lack of diversification may make it vulnerable to oversupply in the market.

There are numerous other production companies that develop and produce television series. The Company’s lack of diversification may make it vulnerable to oversupplies in the market. Most of the major U.S. production studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, which can provide means of distributing their products. The number of productions released by the Company’s competitors, particularly the major U.S. production studios, in any given period may create an oversupply of product in the market, and may make it more difficult for the Company to succeed.

Reliance on Personnel – The Company will depend heavily on creative and production personnel to produce the Series.

The production of the Series will require many highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance the Company will find the necessary personnel to complete production or that such personnel will cooperate and participate through completion of production. Finding or replacing key personnel could delay production or reduce the quality of the Series, which may impair the Company’s revenue.

Technological Advances – Technological advances may reduce demand for television series.

The entertainment industry in general, and the television industry in particular, are continuing to undergo significant changes, primarily due to technological developments. Because of this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of an episodic television series.

Limited Protection of Intellectual Property and Proprietary Rights – The Company’s success depends on protecting its intellectual property.

The Company’s success will depend, in part, on its and the Manager’s ability to protect their respective proprietary rights in the Series. The Company has secured its intellectual property rights with respect to the Series pursuant to the Assignment Agreement it has entered into with Dallas Jenkins and the Assignment and Assumption Agreement it has entered into with Creatus, LLC, which are filed as exhibits to the Offering Statement of which this Offering Circular is a part. The Company will rely primarily on a combination of copyright laws and other methods to protect its respective proprietary rights in the Series. However, there can be no assurance that such measures will protect the Company’s proprietary information, or that its competitors will not develop screenplays for feature films otherwise similar to the Company’s, or that the Company will be able to prevent competitors from developing a similar television series for production. The Company believes that its proprietary rights will not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to the Series. Such assertion may require the Company to incur substantial legal fees and costs in order to protect its rights, or possibly enter into arrangements on terms unfavorable to it in order to settle such claims. To the extent that the Company or the Manager fails to adequately protect its respective intellectual property rights in the Series, or if the financial burden of enforcing its rights becomes too cost-prohibitive, the Company may be unable to continue to implement its business strategy, which would have a material adverse affect on the Company’s business, prospects, financial condition, and results of operations.

Reliance on Management – The Company will depend heavily on its Manager.

The successful production of Season 1 and the operation of the Company’s business is dependent on the continued efforts of the Company’s Manager, The Chosen Productions, LLC.

The production of the Series will require many other highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although the Company expects to find high quality candidates to fill these positions, there can be no assurance of their cooperation and participation through completion of the Series. Replacing key talent could delay production or reduce the quality of the Series which would impair the Company’s revenue. Also, many of these positions will require the Company to hire members of unions or guilds. As a result, the Company’s ability to terminate unsatisfactory or non-performing workers could be adversely affected by existing union or guild contracts and regulations. This could delay production of the Series and significantly increase costs.

Conflicts of Interest – Because the Company was founded in anticipation of this Offering as a single purpose company to produce the Series, it has numerous potential conflicts of interest.

It is common in the television and film production industry to produce television series through single purpose companies. However, this strategy creates numerous inherent conflicts of interest. For instance, the Company’s Manager may be contracting with distributors, cast members and others that they have had arrangements with in the past and will likely have arrangements with in the future that are unrelated to the business of the Company. Further, our Manager and executive officers are involved in other businesses, including other television and film production businesses. Our Operating Agreement permits our Manager to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other projects. See “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST” for more information.

International Trade Risks – The Company faces inherent international trade risks that may have a material adverse effect on its business.

The Company intends to distribute Season 1 in foreign countries and derive a significant percentage of its revenues from sources outside the United States. As a result, the Company’s business is subject to certain risks inherent in international trade, many of which are beyond its control. Among those risks are the following:

●
Changes in local regulatory requirements;

●
Changes in the laws and policies affecting trade;

●
Investment and taxes (including laws and policies relating to the repatriation of funds and withholding taxes);

●
Differing degrees of protection for intellectual property;

●
Instability of foreign economies and governments; and

●
Cultural barriers.

These factors can have a material adverse effect on the Company’s business and results of operations.

Currency Fluctuations – The Company’s revenues are vulnerable to currency fluctuations.

The Company cannot accurately predict the impact of future exchange rate fluctuations between the U.S. dollar and other foreign currencies on revenues, and fluctuations could have a material adverse effect on its business and results of operations.

Arbitrary Pricing - The offering price of the Units may be arbitrarily determined.

Since no public market exists for the Units, the offering price for the Units was not determined on an arm’s length basis and does not necessarily represent the fair market value of the Units. In determining the terms of the Offering, the Company gave consideration to the risks associated with its business plan, its assumptions regarding its future financial performance and other considerations it deemed relevant. However, the offering price of the Units may not bear any direct relationship to the foregoing considerations or any other generally accepted criteria of value and many of such criteria cannot be used in evaluating the offering price because the Company has no operating or financial history.

No Public Market - There is no public market for the Units and such securities are subject to certain restrictions on transfer.

Investors should regard the Units as an illiquid investment. No public market for the Units exists or is likely to develop in the near future. While the Units are qualified under Regulation A, and therefore have the status of “exempt securities” under the federal securities laws, the Units have not been registered pursuant to the laws of any state, and any resale of the Units may require the transferor to register the transferred Units under applicable state securities laws, or find an exemption therefrom.

DILUTION

The Company is offering up to 13,900,000 of our Units at an offering base purchase price of $1.00 per Unit. We have issued no Units prior to this offering. The average effective purchase price per Unit in our Offering will be $0.94 if we sell the Maximum Offering Amount, as a result of the issuance of bonus units to our early investors.

As of our formation we issued 100% of our membership interests, collectively, to the members of our Manager for an aggregate cash contribution of $200,000.00. Prior to amendment and restatement of our operating agreement, our Manager’s members transferred their membership interests in us to the Manager. Upon the execution of our Operating Agreement such 100% membership interest was denominated as 1,300,000 Common Units. The effective cash cost per Common Unit held by our Manager was $0.159. As a result of the reduction of the purchase price of the Units sold pursuant to this Offering, coupled with the intent of the Manager to maintain the same relative percentage ownership between the Manager and the investors in this Offering, the Company issued 12,600,000 additional Common Units to the Manager.

PLAN OF DISTRIBUTION
General

The Company is offering its Units through our Offering’s website: www.thechosen.tv. This Offering Circular will be furnished to prospective investors at www.thechosen.tv via download at any time. The offers and sales of our Units will be made on a “best efforts” basis by Cambria Capital, LLC, a broker-dealer who is a member of FINRA and registered with the SEC, or Cambria Capital, in the following states only: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington. The broker-dealer, will receive selling commissions equal to 1.00% of the gross proceeds of the Offering attributable to the sale of Units in such states.

Our company and our broker-dealer have entered into a broker-dealer agreement for the sale of our Units, which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Offering Amount and Distribution

We are offering a maximum of 13,900,000 Units in this offering for a base purchase price of $1.00 per Unit. The Company will issue bonus Units to investors who purchase Units in the early tranches of the Offering as follows: (i) investors who purchase in the first tranche of 3,000,000 Units sold pursuant to this Offering will receive a 15.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.87; (ii) investors who purchase in the second tranche of 3,000,000 Units sold will receive a 10.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.91; (iii) investors who purchase in the third tranche of 3,000,000 Units sold will receive a 5.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.95; and (iv) investors who purchase the final tranche of 4,000,000 Units will pay the base purchase price equal to $1.00 per Unit.  In the event two or more tranches overlap for a single subscription agreement, the overlapping investor will receive a partial bonus for each tranche in which such investor subscribed for Units (for example, if an investor invests $1,000 at a point in the Offering when 2,999,600 Units have already been sold in the 15% bonus tranche, then $400 of the investment would be attributed to the 15% bonus tranche (60 Units) and the remaining $600 of the investment would be attributed to the 10% bonus tranche (60 Units), resulting in a total bonus of 120 Units). The minimum purchase in this offering is $100, for 100 Units; however, we can waive the minimum purchase requirement at our sole discretion. The Units will be issued in one or more closings. For each closing, proceeds for subscriptions from purchasers of the Units in Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington and proceeds for subscriptions over $2,500 must be transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Such funds will be kept in a non-interest bearing account maintained by the Company until the closing. Proceeds for subscriptions of $2,500 or less from purchasers of the Units in all jurisdictions (including Canada and Puerto Rico) other than Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington may be (i) submitted through a purchaser’s customer account in accordance with the billing information for such purchaser at www.thechosen.tv to be kept in the specified bank account maintained by the Company per the instructions in the subscription agreement or (ii) transmitted directly by wire or electronic funds transfer via ACH to the specified bank account maintained by the Company per the instructions in the subscription agreement. Upon each closing, any proceeds collected for such closing will be disbursed to the Company and the Units for such closing will be issued to investors.

Procedures for Acquiring Units

All subscriptions for Units must be made through our Offering’s website, www.thechosen.tv (the “Website”). Prior to purchasing any Units, you should review this entire Offering Circular and any appendices, exhibits and supplements accompanying this Offering Circular. Prospective investors who abide by the investment limitations described below may order Units as follows:

●
Complete the Subscription Agreement form, including the representations and warranties regarding your accredited status and/or the percentage of your net worth being invested in this offering.

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Electronically sign and submit the Subscription Agreement.

●
If (i) you reside in Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington or (ii) your subscription price is greater than $2,500, payment for your Units must be made by direct delivery of funds pursuant to wire or electronic funds transfer via ACH to the specified account maintained by the Company, in accordance with the payment instructions provided in the Subscription Agreement.

●
If your subscription price is $2,500 or less and you do not reside in Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington, you may (i) pay for your subscription price through a purchaser’s customer account in accordance with the billing information for such purchaser at www.thechosen.tv to be kept in the account maintained by the Company per the instructions in the subscription agreement or, (ii) transmit funds directly by wire or electronic funds transfer via ACH to the specified account maintained by the Company per the instructions in the subscription agreement. We will bill your customer account in accordance with your billing information at www.thechosen.tv.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any order, in whole or in part. An approved custodian or trustee must process and forward to us orders made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If we do not accept your order, the Company will promptly refund any purchase price transferred via wire transfer without interest. Any order application not accepted within ten (10) days after receipt shall be deemed rejected.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Units (please see below on how to calculate your net worth);

(iii)
You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;

(v)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)
You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)
You are a trust with total assets in excess of $5,000,000, your purchase of Units is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units; or

(viii)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, or Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

See the “PLAN OF DISTRIBUTION” section of this Offering Circular for additional details on how you can order Units.

Engagement Agreement with Cambria Capital

On April 17, 2018, we entered into an engagement agreement with Cambria Capital pursuant to which we engaged Cambria Capital as our exclusive placement agent for the Offering with respect to sales in the following states: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, North Dakota, Texas and Washington. Pursuant to the engagement agreement we agreed to pay Cambria Capital concurrently with the closing of the Offering, a cash placement fee equal to 1.0% of the gross proceeds of the Offering received by us from the aforementioned states where Cambria Capital is designated by the Company as broker-dealer of record. The minimum fee payable to Cambria Capital as cash compensation regardless of the amount of gross proceeds received by Company will be $10,000. This minimum fee will only be payable to Cambria Capital if and when the closing of the Offering occurs. Cambria Capital will receive at the closing of the Offering an accountable expense reimbursement from the gross proceeds received by the Company in the Offering. Cambria estimates that the cost of its counsel will be between $10,000 to $20,000 and agrees to cap its total expenses at $25,000. Upon entering into an engagement agreement with Cambria Capital, we paid to Cambria a $10,000 retainer, which will be used by Cambria Capital for the payment of actual, accountable and reasonable out-of-pocket expenses incurred in connection with the Offering. The retainer amount shall be set off against and credited toward the accountable expense allowance described above. Any unused portion of the retainer amount will be returned to the Company if the Offering is terminated for any reason.

VidAngel Consulting and Coordination Agreement

The Company has entered into a Consulting and Coordination Agreement (the “Consulting Agreement”) with VidAngel, pursuant to which VidAngel will provide consulting and advisory services to the Company in connection with the Offering. The advisory services to be provided by VidAngel pursuant to the Consulting Agreement include: (i) providing the Company with general financial advice and assistance concerning the Company’s business; (ii) assisting the Company in analyzing the best strategy for the Offering; (iii) helping the Company draft this Offering Statement on Form 1-A and this offering circular with regard to the Offering; (iv) designing and building a technological platform to facilitate the Offering; and (v) assisting the Company with such other matters as the Company and VidAngel may agree. By way of clarification, however, advisory services shall not include acting as placement agent for the Offering, soliciting investors or indications of interest in buying securities, discussion with third parties of the merits of the offering or any other activity which can or could be characterized as brokerage activities. The coordination services to be provided by VidAngel pursuant to the Consulting Agreement include: (i) coordinating counsel, audit and third-party vendor services necessary for the Offering; and (ii) preparing and coordinating public relations and marketing/advertising materials. VidAngel will receive compensation of (i) $600,000 for its coordination services and reimbursement of its out-of-pocket expenses and (ii) Common Units of the Company’s membership interest equal to 2.0% of the Company’s aggregate outstanding Membership Units as of the final closing of the Offering as compensation for its advisory services in connection with the Consulting Agreement.

USE OF PROCEEDS TO ISSUER

Net proceeds to our Company from this offering are anticipated to be $12,104,000, following the payment of selling commissions, broker-dealer fees and other offering costs. Set forth below is a table showing the estimated sources and uses of the proceeds from this offering.

	Maximum Offering Amount
	Dollar Amount	%
Gross Proceeds	$13,000,000	100.00%

Estimated Offering Expenses1	$741,000	5.70%

Placement Fee2	$ 130,000	1.00%

Accountable Expense Reimbursement3	$ 25,000	0.19%

Net Proceeds	$ 12,104,000	93.11%

Production Expenses4	$8,024,168	66.29%

Working Capital5	$ 1,047,332	8.65%

Distribution/Marketing Expenses6	$ 3,032,500	25.06%
Total Use of Proceeds	$13,000,000	100.00%

1
The Company intends to use up to $741,000 of the gross proceeds of the Offering for estimated offering expenses, including legal, accounting, printing, advertising, travel, marketing, blue sky compliance and other expenses of this Offering, and transfer agent fees. The estimated offering expenses also include the $600,000 payment to VidAngel pursuant to the Consulting Agreement.

2
Our broker-dealer will receive a placement fee of up to 1.00% of the gross offering proceeds attributable to the sale of the Units in the states listed above, which are the only states in which the broker-dealer has been engaged to sell the Units; however, amounts shown have been calculated as if all sales are made in such states. In all other states offers and sales will be made directly by the Issuer.

3
Our broker-dealer will receive an accountable expense reimbursement from the gross proceeds of this Offering of up to $25,000 for the cost of its legal counsel.

4
The Company intends to use up to $8,024,168 of the net proceeds of this Offering for production expenses, including cast compensation, production staff compensation, sets, props, wardrobes, transportation, music, sound, film, visual effects and other expenses in connection with producing the Series.

5
The Company intends to use up to $1,047,332 of the net proceeds of this Offering for working capital, including general overhead costs, if the Company raises the Maximum Offering Amount.

6
The Company intends to use up to $3,032,500 of the net proceeds of this Offering for distribution and marketing expenses, including expenses associated with hiring a publicist and public relations specialist, if the Company raises the Maximum Offering Amount.

DESCRIPTION OF OUR BUSINESS

General

The Chosen, LLC was formed as a Utah limited liability company on October 24, 2017 solely to develop and produce an episodic television series entitled “The Chosen” (the “Series”), which is intended to be distributed through online video streaming services, television and home video. The story ideas and concepts upon which the Series is based were created by Dallas Jenkins, who received a 49% ownership interest of Common Units in the Company in exchange for all of his rights in and to his story ideas and concepts.

We intend to use the proceeds from this Offering to fund the development and production of Season 1 of the Series. The screenplay for the pilot episode of Season 1 was written by Dallas Jenkins, Ryan Swanson and Tyler Thompson. The Company entered into work-for-hire agreements with each writer, pursuant to which the Company exclusively owns all right, title and interest in and to the pilot episode screenplay. The Company will enter into similar work-for-hire agreements with the writers of the remaining episodes of Season 1 of the Series and will exclusively own the individual screenplays for each episode of Season 1.

The Series is loosely inspired by a film entitled “The Shepherd.” The Company exclusively owns all right, title and interest in and to the copyrights and all other rights in and to The Shepherd pursuant to the Assignment and Assumption Agreement (the “Assignment Agreement”) between the Company and Creatus, LLC. Pursuant to the Assignment Agreement, Creatus, LLC assigned its respective rights in and to The Shepherd to the Company in exchange for $100,000.

The Series

Synopsis

The Series is based on the story concepts and ideas of Dallas Jenkins. The Series is based on the gospels of the Bible and tells the story of the life of Jesus Christ primarily through the perspectives of those who met him throughout his life, as the stories of his many miracles were exposed primarily through the word of those who witnessed them. Over the course of multiple seasons, the viewer meets Jesus, his followers, the Romans occupying Jewish territory and the religious leaders who resisted him. Season 1 begins with the gathering of Jesus’ followers and follows the progression of the disciplines from their calling to their preparation for Jesus’ ministry. The final two seasons are intended to chronicle his death and resurrection. This Offering will solely finance Season 1, and if Season 1 is successful, then we anticipate seeking additional capital to produce Seasons 2 and 3.

Production

The Company intends to develop and produce Season 1 of the Series within the $8.1 million budget. The budget covers all expenses to be incurred to create the master print for the Series and may be subject to change in connection with the exigencies of the production process. The Company has not yet decided on a production location or locations and will continue to consider options. The decision on any production location will be based on such factors, among others, as production costs (including expenses associated with the hiring of a film crew) and other financial considerations. We have not yet begun production of the Series and we expect production to be completed over an approximately three-month period.

Distribution and Marketing

The Series is intended to be distributed through online video streaming services, television and home video. The Company has entered into an Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement with VidAngel, Inc. (“VidAngel”), pursuant to which the Company has granted VidAngel (i) a nationwide exclusive license to exploit the Series through any and all media for a period of one year, (ii) a worldwide exclusive license to exploit the Series through video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated) and (iii) a nationwide exclusive perpetual license to exploit the Series through video-on-demand and subscription-video-on-demand services for a period of three years (which period will automatically renew for additional one-year periods if not terminated). Pursuant to the license agreement, twenty-five percent (25%) of VidAngel’s revenues from the exploitation of video-on-demand and subscription-video-on-demand content will be applied to marketing the Series. The Company will receive licensing payments in an amount equal to 40% of the net profits attributable to the Series based on the number of hours the Series was viewed by VidAngel’s customers. In addition to the licensing payments, the Company will be eligible to receive an uncapped bonus in an amount based on a proprietary algorithm determined by “goodness,” “loyalty” and “word of mouth.”

If the Company fails to raise the Maximum Offering Amount, the Company will fund international marketing through operational revenues generated from the distribution of Series 1 pursuant to the licensing agreement with VidAngel. As a result, if the Company fails to raise the Maximum Offering Amount, the international distribution of Series 1 may be delayed until the Company has generated sufficient operating revenues to be able to market Series 1 internationally.

Writer Work-For-Hire Agreements

The Company entered into work-for-hire agreements with Dallas Jenkins, Ryan Swanson and Tyler Thompson (the “Writers”), pursuant to which the Writers drafted the screenplay for the pilot episode of Season 1. As of April 5, 2018, Mr. Jenkins, through Jenkins Entertainment, LLC, was compensated $18,337.09, Mr. Swanson was compensated $12,499.50 and Mr. Thompson was compensated $12,499.50 pursuant to each of their respective work-for-hire agreements. The Writers will also receive contingent compensation in an amount equal to 3% of the net profits for the Series as compensation pursuant to the work-for-hire agreements. The work-for-hire agreements by and between the Company and each of the Writers are filed as exhibits to the Offering Statement of which this Offering Circular is a part. The Company is the sole and exclusive owner of the screenplay for the pilot episode created pursuant to such work-for-hire agreements. The Company will enter into similar work-for-hire agreements with the writers of the remaining episodes of Season 1 of the Series.

Employees

The Company has no employees. The Company’s officers are principals of the Company’s Manager. The Company anticipates that all personnel involved with the production of Season 1, including writers, directors, actors, crew and other production personnel, will be hired as independent contractors.

DESCRIPTION OF OUR PROPERTIES

As of the date of this Offering Circular, our primary assets are our copyrights in the film entitled “The Shepherd,” which served as the underlying source material for the Series, and our copyrights in the screenplay for the pilot episode of Season 1 of the Series. We do not own any real property. See “DESCRIPTION OF BUSINESS” for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We were formed as a Utah limited liability company on October 24, 2017. Our company’s objective is to develop and produce an episodic television series entitled “The Chosen”.

As of the date of this offering circular, we have not yet commenced active operations. Offering proceeds will be applied to the production of the Series and the payment or reimbursement of placement fees and other offering expenses. We will experience a relative increase in liquidity as we receive net offering proceeds and a relative decrease in liquidity as we spend net offering proceeds in connection with the development and production of the Series.

Operating Results

The following represents our performance highlights:

Revenues

As of December 31, 2017, the Company has not yet commenced operations.

Operating Expenses

Operating Expense for the period from October 24, 2017 to December 31, 2017 were $13,663.

Liquidity and Capital Resources

Short-Term Liquidity

As of the date of this offering circular, we had received $200,000 in cash investment from our founders in return for Common Units

As of December 31, 2017, we had $194,354 cash on hand.

Plan of Operations

Our plan of operations, including material expenditures, over the 2018 fiscal year is currently focused on the development, production and marketing of Season 1 of the Series. From January to May 2018, the Company will focus on the development of Season 1. The Company will likely incur expenses during the development phase ranging from approximately $75,000 to $200,000 in connection with hiring screenwriters, $20,000 for general fees and travel expenses and $25,000 for a research trip to Israel. The pre-production process is anticipated to take place from April to June 2018, during which period the Company expects to incur expenses of approximately $500,000 in connection with preparation work, hiring production staff, scouting locations and travel expenses. The Company anticipates that the production process for Season 1 will commence in June or July of 2018, depending on the timing of capital raising in this offering, and will last for approximately three months, resulting in approximately $6 million in expenses associated with hiring the crew and cast for the film and buying or renting equipment for an expected 11-week shooting period. Post-production is anticipated to last approximately four months following the completion of the production process, during which period the Company expects to incur expenses of approximately $2 million in connection with film editing, music and completion of the film. The Company expects the marketing of the Series to occur from September 2018 to January 2019 and expects to incur expenses of approximately $3 million for marketing, publicity and promotion of the Series.

We believe the proceeds from this Offering will satisfy our cash requirements for the production, development and marketing of Season 1, so we anticipate that it will not be necessary to raise additional funds. If we fail to raise sufficient capital for the production of Season 1, we will either (i) have to reduce the size of the Season 1 budget accordingly, which may have an impact on the quality of Season 1 and/or the likelihood of its commercial success upon its completion, (ii) have to raise additional financing from outside sources to complete production of Season 1 and no assurance can be given as to the availability of such financing on terms acceptable to the Company or at all, or (iii) be unable to complete post-production of Season 1. Additionally, if we fail to raise sufficient capital to fund the marketing of Season 1, we will have to raise additional financing from outside sources to market Season 1 and no assurance can be given as to the availability of such financing on terms acceptable to the Company or at all. As a result, the distribution of Season 1 may be delayed until the Company has generated sufficient operating revenues to be able to market Season 1.

Trend Information

Because we have not yet commenced active operations, we are unable to identify any recent trends in production, revenue or expenses since the latest financial year. Thus, we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Company is managed by our Manager, which has the sole power to manage our Company’s day-to-day affairs and may bind our Company to contracts. See “SECURITIES BEING OFFERED – Description of our Operating Agreement.” The Manager unilaterally controls our management, subject to the rights of the members holding a Majority Interest (which is defined in our Operating Agreement as Members whose percentage interests represent greater than 50% of all of the Members) in the Company, to approve certain major decisions, as more fully described below in “SECURITIES BEING OFFERED – Description of our Operating Agreement – Major Decision Rights.”

The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the membership interests in the Company.

The Manager is owned by its members, Ricky Ray Butler, Matthew Faraci, Dallas Jenkins and Earl Seals. The Manager is managed by its manager, Derral Eves. Unless Mr. Eves resigns or is removed, Mr. Eves shall hold office until a successor is elected and qualified by the affirmative vote or written consent of the Manager’s members holding a majority of the membership interests entitled to vote. The Manager’s manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Manager, subject to certain actions which must be approved by a majority of the Manager’s membership interests.

All matters for which the vote, approval or consent of the Manager’s members is required will require the approval of the Manager’s members holding a majority of the membership interests entitled to vote.

Set forth below are the executive officers, manager and other security holders of our Manager. We do not have our own executive officers because we are managed solely by our Manager. We have not yet identified any significant employees.

Name	Position	Age	Term of Office	Hours/Year (for Part-Time Employees)
Derral Eves	Chief Executive Officer	43	February 2018	N/A
Dallas Jenkins	Chief Creative Officer	42	February 2018	N/A
Matthew Faraci	Chief Operating Officer	42	February 2018	N/A

Biographical Information

Biographical information regarding our Manager, executive officers and executive officer nominees is set forth below.

Derral Eves

Derral Eves is our Chief Executive Officer. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

Matthew Faraci

Matthew Faraci is our Chief Operating Officer. Mr. Faraci is an experienced marketing and publicity strategist who has been producing film projects for twenty years. Mr. Faraci graduated with a Bachelor of Arts degree from Calvin College. Since May 2016, Mr. Faraci has served as president of Inspire Buzz. Mr. Faraci served as executive vice president of Faith Driven Entertainment from May 2013 through April 2016. He served a senior vice president of communications of Generation Opportunity from November 2010 through March 2013. Mr. Faraci is the host and executive producer of the faith-inspired series Frankly Faraci on Dove Channel. He is also an executive producer of the upcoming action-fantasy adventure Heavenquest: A Pilgrim’s Progress. Mr. Faraci has promoted some of the most consequential faith-based film projects in recent times, including God's Not Dead, Miracles From Heaven, Risen, Heaven is for Real, and Unbroken. He began his career on the legendary NBC talk show The McLaughlin Group and proceeded to win numerous awards for several series and documentaries he created for PBS.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Neither our Manager nor our executive officers receive compensation for acting in their capacities as Manager and executive officers of the Company. However, the Manager and executive officers may receive compensation from the Company if employed as independent contractors of the Company for services performed in connection with the creation, distribution and production of the Series.

Remuneration of Executive Officers and Manager of Our Company

Neither our Manager nor our executive officers have yet received any compensation from our Company. In 2017, Mr. Jenkins was paid approximately $10,000 as an independent contractor of the Company pursuant to a work-for-hire agreement for writing the pilot episode of the Series, which was unrelated to his position as an executive of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the initial closing of this offering, our Company will have two classes of membership interests, the Units and the Common Units. There are currently 13,900,000 Common Units and no Units outstanding. Purchasers of our Units will become Members in our Company with respect to their ownership of Units. Our Manager has the right to create, authorize and issue new units of membership interests in our Company, including new classes.

Capitalization

The following table sets forth the beneficial ownership of our Membership Units of each of our Manager, executive officers, and security holders who own more that 10% of our outstanding Membership Units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Membership Interest
Common Units	Dallas Jenkins 3693 Heathmoor Ct. Elgin, IL 60124	6,811,000 Common Units	N/A	49%
Common Units	Derral Eves 4 S 2600 W Ste 5 Hurricane, Utah 84737	2,780,000 Common Units	N/A	20%
Common Units	Ricky Ray Butler 9849 Yoakum Dr. Beverly Hills California 90210	2,502,000 Common Units	N/A	18%
Common Units	Matthew Faraci 356 N. Alta Vista Blvd Los Angeles, CA 90036	556,000 Common Units	N/A	4%

(1)
Each beneficial owner owns his interest through the Manager.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND OTHER CONFLICTS OF INTEREST

Obligations to Other Entities

Our Manager and executive officers are involved in other businesses, including other television and film production businesses. Therefore, conflicts of interest may exist between their obligations to such businesses and to us. Under our Operating Agreement, our Manager is permitted to have outside business activities, including those that compete with our business. We believe our Manager and executive officers have the capacity to discharge their responsibilities to our Company notwithstanding participation in other present and future investment programs and projects.

Transactions with the Company

The Manager may, and may cause its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by the Operating Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them in similar transactions between parties operating at arm's length. A transaction between the Manager and/or its Affiliates, on the one hand, and the Company, on the other hand, shall be conclusively determined to constitute a transaction on terms and conditions, on an overall basis, fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm's length if a Majority Interest of the Members having no interest in such transaction (other than their interests as Members) affirmatively vote or consent in writing to approve the transaction. Notwithstanding the foregoing, the Manager shall not have any obligation in connection with any such transaction between the Company and the Manager or its Affiliate, to seek the consent of the Members.

A Member may lend money to and transact other business with the Company with prior approval of the Manager and after full disclosure of the Member’s involvement. Such Member has the same rights and obligations with respect thereto as a person who is not a Member. A loan to the Company by a Member will not dilute the ownership interests of any other Member. We do not have any outstanding loans or loan guarantees with any related party, and, as of the date of this Offering Circular, we do not have any intentions to enter into any such transactions.

Related Party Transaction

Creatus, LLC assigned to the Company all of its rights, title and interest in and to the film entitled The Shepherd. The Company paid $100,000 in exchange for all rights in and to The Shepherd. The Shepherd served as the underlying source material upon which the Series is loosely based. Derral Eves, sole manager of our Manager, is the sole owner of Creatus, LLC. The Assignment and Assumption Agreement between Creatus, LLC and the Company is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

SECURITIES BEING OFFERED

General

Our Company is offering a maximum of $13,000,000 of the Units. The base purchase price per Unit is $1.00 and the minimum order is 100 Units ($100); however, we can waive the minimum order in our sole discretion. The Company will issue bonus Units to investors who purchase Units in the early tranches of the Offering as follows: (i) investors who purchase in the first tranche of 3,000,000 Units sold pursuant to this Offering will receive a 15.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.87; (ii) investors who purchase in the second tranche of 3,000,000 Units sold will receive a 10.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.91; (iii) investors who purchase in the third tranche of 3,000,000 Units sold will receive a 5.0% bonus on the number of Units purchased, resulting in an effective purchase price per Unit of $0.95; and (iv) investors who purchase the final tranche of 4,000,000 Units will pay the base purchase price equal to $1.00 per Unit.  In the event two or more tranches overlap for a single subscription agreement, the overlapping investor will receive a partial bonus for each tranche in which such investor subscribed for Units (for example, if an investor invests $1,000 at a point in the Offering when 2,999,600 Units have already been sold in the 15% bonus tranche, then $400 of the investment would be attributed to the 15% bonus tranche (60 Units) and the remaining $600 of the investment would be attributed to the 10% bonus tranche (60 Units), resulting in a total bonus of 120 Units). The Units are preferred equity and are entitled solely to a preference in respect of distributions until the Company has distributed to holders of the Units an aggregate amount equal to 120% of the aggregate purchase price of the Units. See “– Distributions.”

Upon issuance of Units to you, you will become bound by our Operating Agreement. See “– Description of Our Operating Agreement” below for a detailed summary of terms of our Operating Agreement. Our Operating Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Any claim arising out of, under or in connection with the Operating Agreement or the transactions contemplated by the Operating Agreement is subject to the exclusive jurisdiction of state and federal courts sitting in Utah, provided such claim is not required to be arbitrated pursuant to the terms of the Operating Agreement. The parties to the Operating Agreement must make every effort to resolve any controversy or dispute arising out of the Operating Agreement and may elect a third party agreed to by both the Members and the Manager to resolve in arbitration disputes regarding the interpretation of the provisions of the Operating Agreement or the action or inaction of any Member and/or the Manager under the Operating Agreement. No action based upon any claim arising out of or related to the Operating Agreement may be instituted in any court by any Member except (a) an action to compel arbitration mandated by the terms of the Operating Agreement or (b) an action to enforce an award obtained in an arbitration proceeding mandated by the terms of the Operating Agreement.

We have two classes of membership interests, Units and Common Units. Our Manager has the right to create, authorize and issue new Membership Units in our Company, including new classes.

Registrar, Paying Agent and Transfer Agent for our Units

Duties

Direct Transfer, LLC will serve as the registrar, paying agent and transfer agent for our Units. We will pay all fees charged by the transfer agent for transfers of our Units except for special charges for services requested by the holder of a Unit.

There will be no charge to our members for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our Manager, or a designee of our Manager, may act as the transfer agent and registrar until a successor is appointed.

Transfer of Units and Restrictions on Transfers

Our units, including the Units sold pursuant to this Offering, are freely transferable, subject to any restrictions imposed by applicable securities laws and regulations.

By the transfer of Units in accordance with our Operating Agreement, each transferee of Units shall be admitted as a member with respect to the Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

●
automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Operating Agreement;

●
represents and warrants that the transferee has the right, power, authority and capacity to enter into our Operating Agreement; and

●
gives the consents, waivers and approvals contained in our Operating Agreement.

Distributions

No distributions to investors of our Units are assured, nor are any returns on, or of, an Investor’s investment guaranteed. Distributions are subject to our ability to generate positive cash flow from operations. All distributions are further subject to the discretion of our Manager. It is possible that we may have cash available for distribution, but our Manager could determine that the reservation, and not distribution, of such cash by our Company would be in our best interest.

Distributable Cash

We define “distributable cash” as the amount of cash which the Manager deems available for distribution to the Members, taking into account all Company debts, liabilities, and obligations of the Company then due and amounts which the Manager deems necessary to place into reserves for customary and usual claims with respect to the Company's business. Our Manager, in its sole discretion, may determine from time to time that we have received sufficient cash flow to make a distribution. If such a distribution is made, then the cash distributed shall be distributed in the following order and manner:

(A)
First, to the holders of the Units, pro rata in accordance with the number of Units held, until the Company has made distributions that equal 120% of the aggregate purchase price of the Units; and

(B)
Thereafter, to all Members pro rata in accordance with their respective holdings of Membership Units.

Liquidating Distributions

Upon the dissolution of our Company, our Manager will convert all of our property to cash and then make the following distributions:

(A)
All known debts and liabilities of the Company, excluding debts and liabilities to Members who are creditors of the Company;

(B)
All known debts and liabilities of the Company owed to Members who are creditors of the Company;

(C)
The remaining assets shall be distributed to the Members in accordance with the distribution waterfall described above.

Basis for Distributions

Our Company’s ability, and our Manager’s decisions, to make distributions to our members will be based upon the consolidated operating results of our Company and our subsidiaries. Although our Manager has discretion over whether to make distributions to our members, our Manager does not intend, and has no reason to withhold distributions from our members, except as may be necessary to fund reserves for our Company, or our subsidiaries, as deemed appropriate by our Manager or required by any financing arrangements we may enter into.

Description of Our Operating Agreement

The following summary describes material provisions of our Operating Agreement, but it is not a complete description of our Operating Agreement. A copy of our Operating Agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

Generally

Our Operating Agreement refers to our Company’s Amended and Restated Limited Liability Company Agreement dated as of March 6, 2018.

Management

Subject to our Members’ rights to consent to certain transactions as described below, the business and affairs of our Company are managed by, and all powers are exercised by, our Manager. If the Manager resigns, a new manager will be elected by the affirmative vote or written consent of Members holding a majority of the membership interests of the Company entitled to vote.

The Company shall have one manager, The Chosen Productions, LLC (the “Manager”). The Manager may not be removed by the Members. The Manager will serve indefinitely until it either resigns or is otherwise removed or until a successor shall have been elected and qualified by the affirmative vote or written consent of Members holding a majority of the membership interests in the Company.

Our Manager is indemnified by us and held harmless from liability to us or any member for any action or inaction as long as (i) the Manager performed its managerial duties in good faith and in a manner it reasonably believed to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and (ii) such course of conduct did not constitute fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

Our Manager is required by our Operating Agreement to use its reasonable efforts to carry out the objectives of our Company, and to devote, and cause its affiliates to devote, such amounts of their time, skill and attention during normal business hours that the Manager may deem necessary. Our Operating Agreement does not prevent our Manager from engaging in other business activities in which our Company will have no right to participate. The Members have waived any and all rights and claims which they may otherwise have against the Manager and its affiliates as a result of any such activities.

Fiduciary Duties and Indemnification

Our Manager and our executive officers will owe fiduciary duties to our Company and our members in the manner prescribed in the Utah Uniform Limited Liability Company Act and applicable case law. Our Manager is required to act in good faith and in a manner that it determines to be in our best interests. However, nothing in our Operating Agreement precludes our Manager or executive officers or any affiliate of our Manager or any of its respective officers, directors, employees, members or trustees from acting, as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a member of any company or an administrative official of any other business entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, and neither our Company nor any member shall have any right to participate in any manner in any profits or income earned or derived by our Manager or any affiliate thereof or any of their respective officers, directors, employees, members or trustees, from or in connection with the conduct of any such other business venture or activity. Our Manager, our executive officers, any affiliate of any of them, or any shareholder, officer, director, employee, partner, member or any person or entity owning an interest therein, may engage in or possess an interest in any other business or venture of any nature or description; and no member or other person or entity shall have any interest in such other business or venture by reason of its interest in our Company.

Our Manager has no liability to our Company or to any Member for any claims, costs, expenses, damages, or losses suffered by our Company which arise out of any action or inaction of the Manager if the Manager meets the following standards: (i) the Manager performed it managerial duties in good faith and in a manner it reasonably believed to be in the best interests of the Company and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, and (ii) such course of conduct did not constitute fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. These exculpation provisions in our Operating Agreement are intended to protect our Manager from liability when exercising their business judgment regarding transactions we may enter into.

Insofar as the foregoing provisions permit indemnification or exculpation of our Manager, executive officers or other persons controlling us from liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification and exculpation is against public policy as expressed in the Securities Act and is therefore unenforceable.

Members’ Voting Rights

Meetings of Members may be held at such date, time and place as the Manager may fix from time to time or upon written demand of Members holding more than ten percent (10%) of our outstanding units eligible to vote. No business shall be transacted, and no action shall be taken, at any meeting other than that stated in the notice to the members of our Company announcing such meeting, unless such action was approved by a majority (greater than 50%) of our outstanding units of either class eligible to vote. The presence of members holding at least a majority of our outstanding units of either class eligible to vote as of the record date for any meeting shall constitute a quorum for such meeting.

Major Decision Rights

Although our Manager has the sole authority to manage our business and to bind our Company, the Members of our Company have the right to consent to certain actions which we term “major decisions.” Member consent is required before the Manager may take any of the following actions:

(i)
The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a three (3) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(ii)
The merger of the Company with another limited liability company or limited partnership;

(iii)
The merger of the Company with a corporation or a general partnership or other person;

(iv)
The conversion of the Company to another type of entity organized within or without the State, including without limitation, a limited partnership;

(v)
The decision to tax election status of the Company; and

(vi)
Any other transaction described in the Operating Agreement as requiring the vote, consent, or approval of the Members.

The transactions described above in “– Major Decision Rights” require the approval of a Majority Interest of the Members present and voting at a meeting or a Majority Interest of the Members as a whole acting by written consent. In the event the Manager resigns, a new manager may be elected by the affirmative vote of a Majority Interest of the Members in a meeting duly called and held with respect to the election of a new manager, or by written consent regarding the same.

Contributions

Our members’ amounts invested in us, number of Units of membership interest held, and percentage interest in our Company are reflected in the books and records of our Company. If you purchase Units in this offering, you will make a base cash investment of $1.00 per Unit purchased and you will become a Member of our Company.

Additional Members

Additional members may be admitted to the Company by the Manager. Additional members shall obtain Units, net profits, net losses and distributions of the Company on such terms as determined by the Manager.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●
whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●
whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●
whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)
the equity interests acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)
the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)
there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we anticipate that we will qualify as an “operating company”. If the Department of Labor were to take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business.

Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR MANAGER OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN US IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each Member:

Reporting Requirements under Tier II of Regulation A. Following this Tier 2, Regulation A offering, we will however be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. The Manager will send an annual report to each of the Members not later than one hundred twenty (120) days after the close of the Company’s fiscal year, ending on December 31 of each year. The report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of a Manager that the financial statements were prepared without audit from the books and records of the Company.

Tax Information. The Manager will furnish to the Members tax information reasonably required by them for federal and state income tax reporting purposes with respect to a taxable year on or before January 31st of the year immediately following such taxable year.

Membership Certificates. We do not anticipate issuing membership certificates representing Units purchased in this offering to the Members. Instead, Units will be issued in book-entry form and our Unit ledger will be maintained by our transfer agent.

INDEPENDENT AUDITORS

The balance sheet of The Chosen, LLC as of December 31, 2017, and the statements of operations and members' equity and cash flows for the period from inception (October 24, 2017) to December 31, 2017, have been included in this Offering Circular and have been audited by Tanner LLC, independent auditors, as stated in their report appearing herein.

Index to Financial Statements

The Chosen, LLC

The Chosen, LLC

Financial Statements
As of December 31, 2017 and For the Period From
Inception (October 24, 2017) to December 31, 2017

Together with Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To Management and Members of The Chosen, LLC

We have audited the accompanying financial statements of The Chosen, LLC (a Utah Limited Liability Company), which comprise the balance sheet as of December 31, 2017, the related statements of operations and members’ equity, and cash flows for the period from inception (October 24, 2017) to December 31, 2017, and the related notes to financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Chosen, LLC as of December 31, 2017, and the results of its operations and its cash flows for the period from inception (October 24, 2017) through December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

/s/ Tanner LLC
Salt Lake City, Utah

February 21, 2018

The Chosen, LLC

Balance Sheet
As of December 31, 2017

Assets

Current assets:
Cash	$194,354
Prepaid expenses	646

Total current assets	195,000

Film costs	30,000

Total assets	$225,000

Liabilities and Members' Equity

Current liabilities:
Accounts payable	$38,663

Total liabilities	38,663

Members' equity	186,337

Total liabilities and members' equity	$225,000

See accompanying notes to financial statements.

The Chosen, LLC

Statement of Operations and Members’ Equity
For the Period From Inception (October 24, 2017) to December 31, 2017

Revenue	$-

Operating expenses:
General and administrative	13,663

Total operating expenses	13,663

Operating loss	(13,663)

Net loss	(13,663)

Members' Equity:
At Inception	-
Member contributions	200,000

Ending members' equity	$186,337

See accompanying notes to financial statements.

The Chosen, LLC

Statement of Cash Flows
For the Period From Inception (October 24, 2017) to December 31, 2017

Cash flows from operating activities:
Net loss	$(13,663)
Adjustments to reconcile net loss to net cash used in
operating activities:
Decrease (increase) in:
Prepaid expenses	(646)
Film costs	(30,000)
Increase (decrease) in:
Accounts payable	38,663

Net cash used in operating activities	(5,646)

Cash flows from investing activities:	-

Cash flows from financing activities:
Member contributions	200,000

Net change in cash and cash equivalents	194,354

Cash and cash equivalents at inception	-

Cash and cash equivalents at end of year	$194,354

See accompanying notes to financial statements.

The Chosen, LLC

Notes to Financial Statements
December 31, 2017

1. Description of Organization and Summary of Significant Accounting Policies
Organization
The Chosen, LLC (the Company) was organized on October 24, 2017 as a perpetual Utah Limited Liability Company. The Company is a business whose planned principal operations are the production and distribution of a television series. The television series is currently in the development stages. The Company is in the process of raising additional equity capital to support the completion of its television series.

Liquidity
The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to produce its television series. There can be no assurance that the Company will be successful in its efforts to raise sufficient equity capital to complete its television series.

In August 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15). ASU 2014-15 requires management to evaluate, at each interim and annual reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued, and provide related disclosures. ASU 2014-15 is effective for reporting periods ending after December 15, 2016. Management performed the required evaluation and believes the Company has the ability to continue as a going concern for at least one year from the date the financial statements were available to be issued.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, could exceed federally insured limits. As of December 31, 2017, the Company did not have any cash that exceeded federally insured limits. To date, the Company has not experienced a loss or lack of access to its invested cash; however, no assurance can be provided that access to the Company’s invested cash will not be impacted by adverse conditions in the financial markets.

The Chosen, LLC

Notes to Financial Statements
December 31, 2017

1. Description of Organization and Summary of Significant Accounting Policies Continued
Film Costs
Costs incurred in the direct production of video content are capitalized and stated at the lower of the unamortized cost or net realizable value. The Company periodically evaluates the net realizable value of content by considering expected future revenue generation. As of December 31, 2017, $30,000 in film preproduction costs were capitalized.

The Company amortizes film costs in proportion to the recognition of the related revenue from each episode. Amortization expense for film costs was $0 for 2017.

The Company periodically evaluates impairment of unamortized film cost on an episode-by-episode basis. Any unamortized film costs in excess of fair value are written off.

Advertising
Advertising costs are expensed as incurred. Advertising expenses totaled approximately $900 for the period ended December 31, 2017.

Income Taxes
The Company is a Utah limited liability company. Under this structure, the Company is not subject to income tax at the Federal level and state level, as its members are liable for the income taxes on the Company’s income or loss.

Subsequent Events
Management has evaluated events and transactions for potential recognition or disclosure through February 21, 2018, which is the day the financial statements were available to be issued.

2. Related Party Transactions
During 2017, the Company entered into an agreement with a member of the Company to provide scriptwriting services for $10,000. This amount is recorded in accounts payable and film costs in the accompanying balance sheet.

3. Subsequent Events
Subsequent to December 31, 2017, the Company obtained all rights, title and interest in and to the audio-visual work entitled “The Shepherd” together with all rights to the “previous Jesus-era audio-visual vignettes” from Creatus, LLC.

On February 9, 2018, the Company entered into an exclusive video-on-demand and subscription video-on-demand license agreement with VidAngel, Inc. (VidAngel), for distribution of the Company’s planned television series.

On February 15, 2018, the Company entered into a consulting and coordination agreement with VidAngel. The Company will pay VidAngel the fee for the consulting services no later than the closing of the Company’s potential Regulation A offering for at least the minimum amount.

PART III – EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description
(1)	Broker Dealer Agreement by and between the Company and Cambria Capital, LLC.

(2)(a)	Certificate of Registration of the issuer.

(2)(b)	Amended and Restated Limited Liability Company Agreement of the issuer.

(4)	Form of Subscription Agreement.

(6)(a)	Membership Interest Assignment Agreement by and between the Company and Dallas Jenkins.

(6)(b)	Assignment and Assumption Agreement by and between the Company and Creatus, LLC.

(6)(c)	Consulting and Coordination Agreement by and between the Company and VidAngel, Inc.

(6)(d)	Writer Work-For-Hire Agreement by and between the Company and Dallas Jenkins.

(6)(e)	Writer Work-For-Hire Agreement by and between the Company and Ryan Swanson.

(6)(f)	Writer Work-For-Hire Agreement by and between the Company and Tyler Thompson.

(6)(g)	Exclusive Video-On-Demand and Subscription Video-On-Demand License Agreement by and between the Company and VidAngel, Inc.

(11)	Consent of Tanner LLC.

(12)	Opinion of Freeman Lovell, PLLC regarding legality of the Units.*

(15)	Solicitation of Interest.*

* To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hurricane, State of Utah on April 25, 2018.

THE CHOSEN, LLC,a Utah limited liability company By: The Chosen Management Group, LLC, a Utah limited liability company Its: Manager
By: /s/ Derral Eves Name: Derral Eves Its: Manager /s/ Derral Eves Derral Eves Principal Executive Offiver, Principal Financial Office and Principal Accounting Officer